Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR CORPORATION REPORTS

SECOND QUARTER 2011 FINANCIAL RESULTS

- ENTEREG Sales Growth Continues -

- OIC Phase 2 Enrollment Complete; Results Expected in August -

EXTON, PA, July 27, 2011 — Adolor Corporation (NasdaqGM: ADLR) today reported net sales of ENTEREG® (alvimopan) of $8.2 million for the three months ended June 30, 2011, a 31% increase compared to net sales of $6.3 million for the three months ended June 30, 2010.  The increase in net sales was driven primarily by an increase in the number of hospitals ordering ENTEREG and increased penetration within existing hospital customers, as well as the impact of pricing changes since the first quarter of 2010.  Net sales of ENTEREG were $15.7 million and $11.5 million for the six months ended June 30, 2011 and 2010, respectively.

Net loss for the three months ended June 30, 2011 was $1.8 million, or $(0.04) per basic and diluted share, down from a net loss of $8.3 million, or $(0.18) per basic and diluted share, for the three months ended June 30, 2010.  Net loss for the six months ended June 30, 2011 was $9.1 million, or $(0.20) per basic and diluted share, down from a net loss of $17.9 million, or $(0.39) per basic and diluted share, for the six months ended June 30, 2010.  The net loss in the three and six months ended June 30, 2011 was favorably impacted by the accelerated amortization of deferred revenue under the Collaboration Agreement with Glaxo Group Limited (GSK) following Adolor’s agreement to terminate the Collaboration Agreement and to reacquire GSK’s rights to ENTEREG.  The increase in non-cash contract revenues due to this change was $4.4 million, or $0.09 per share, for the three and six months ended June 30, 2011.  As a result of this change, we also expect to record the remaining deferred revenue balance of $16.8 million to contract revenues during the third quarter of 2011.

“The second quarter was highlighted by continuing growth in ENTEREG sales and, of course, our agreement with GSK to assume full ownership of the product,” said Michael R. Dougherty, President and Chief Executive Officer.  “We enter the second half of 2011 with positive momentum and look ahead to an important milestone for our company, the reporting of data in August for ADL5945 in our phase 2 program in chronic OIC.”

Cash, cash equivalents and short-term investments at June 30, 2011 were $32.1 million.

Conference Call Information

Adolor’s management will discuss the Company’s second quarter 2011 results in a conference call with investors beginning at 8:30 a.m. ET Wednesday, July 27, 2011.

To participate in the audio portion and have the opportunity to pose questions, dial 866-383-8119 for domestic callers or 617-597-5344 for international callers, and enter Conference ID # 55315042.  Investors also can listen to the call live by logging on to the Company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”

A replay of the call will be available beginning approximately two hours after the event.  To listen to a replay of the conference call, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter Conference ID # 89375697 or listen via Adolor’s website. The replay will be available for one week.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain and pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. ENTEREG is available only for short-term (15 doses) use in hospitalized patients. Only hospitals that have registered in and met all of the requirements for the ENTEREG Access Support and Education (E.A.S.E.) program may use ENTEREG. For more information on ENTEREG, including its full prescribing information, the Boxed Warning regarding short-term hospital use and the E.A.S.E.® Program, visit www.ENTEREG.com. The Company currently co-promotes ENTEREG in collaboration with GSK.

The Company’s research and development pipeline includes: ADL5945 and ADL7445, novel mu opioid receptor antagonists undergoing clinical development for chronic OIC; and several earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether growth in net product sales will continue; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the OIC program and the timing and results of any clinical studies of Adolor’s compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$8,222,865	$6,259,271	$15,673,715	$11,549,502
Contract revenues	5,967,502	4,687,022	7,547,150	10,064,878
Total revenues, net	14,190,367	10,946,293	23,220,865	21,614,380
Operating expenses incurred:
Cost of product sales	948,235	677,283	1,818,155	1,267,235
Research and development	6,638,278	9,595,492	13,489,424	20,113,632
Selling, general and administrative	8,555,176	9,002,026	17,252,494	18,229,255
Total operating expenses	16,141,689	19,274,801	32,560,073	39,610,122
Loss from operations	(1,951,322)	(8,328,508)	(9,339,208)	(17,995,742)
Interest income	10,374	51,458	31,000	119,153
Other income, net	104,572	—	215,460	—
Net loss	$(1,836,376)	$(8,277,050)	$(9,092,748)	$(17,876,589)
Basic and diluted net loss per share	$(0.04)	$(0.18)	$(0.20)	$(0.39)
Shares used in computing basic and diluted net loss per share	46,408,293	46,332,301	46,398,849	46,323,266

CONSOLIDATED BALANCE SHEET
DATA
(Unaudited)

	June 30,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$32,148,818	$46,586,537
Working capital	8,684,257	38,344,823
Total assets	57,458,747	52,757,664
Total stockholders’ equity	11,535,632	19,658,324